Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/08/2013	Investors:	Chris Stent, 630-623-3801
	Media:	Becca Hary, 630-623-7293
McDONALD'S GLOBAL COMPARABLE SALES DECREASE 0.6% IN APRIL

OAK BROOK, IL – McDonald’s Corporation today announced that global comparable sales decreased 0.6% in April. Performance by segment was as follows:

•	U.S. up 0.7%

•	Europe down 2.4%

•	Asia/Pacific, Middle East and Africa (APMEA) down 2.9%
"McDonald's is focused on becoming our customers' favorite place and way to eat and drink by leveraging the strength of our menu variety, unsurpassed value and convenience, and by emphasizing outstanding customer service,” said McDonald's President and Chief Executive Officer Don Thompson. “As we begin the second quarter against the backdrop of a persistently challenging macro environment, the McDonald's System is aligned around executing our long-term strategies to drive sustained, profitable growth.”

In the U.S., comparable sales increased 0.7% in April as McDonald's remains a relevant and affordable choice for consumers. The national introduction of Premium McWraps, compelling value options and the ongoing popularity of McDonald's breakfast contributed to the month's results. Looking ahead, U.S. initiatives will feature a balanced combination of value, menu innovation and service.

In Europe, April comparable sales decreased 2.4% with positive performance in the U.K. and Russia more than offset by Germany, France and other markets. McDonald's markets across Europe continue to pursue customer-focused strategies around menu choice, everyday affordability and enhancing brand presence by adding new restaurants and increasing operating hours.

In April, APMEA's comparable sales declined 2.9%, reflecting the impact of Avian influenza, primarily in China, and softer results in Japan and Australia. Across the region, McDonald's is striving to improve performance by emphasizing unique value platforms, accelerating growth at breakfast and enhancing customer service and convenience.

Systemwide sales for the month decreased 0.4% and increased 1.9% in constant currencies.

Percent Increase/(Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended April 30,	2013	2012	Reported	Currency
McDonald's Corporation	(0.6)	3.3	(0.4)	1.9
Major Segments:
U.S.	0.7	3.3	1.6	1.6
Europe	(2.4)	3.5	(1.8)	0.2
APMEA	(2.9)	1.1	(3.4)	2.3

Year-To-Date April 30,
McDonald's Corporation	(0.9)	6.2	(0.1)	1.7
Major Segments:
U.S.	(0.7)	7.4	0.3	0.3
Europe	(1.5)	4.6	0.9	1.2
APMEA	(3.2)	4.3	(3.5)	1.7

Definitions

•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In April 2013, this calendar shift/trading day adjustment consisted of one less Sunday and one more Tuesday compared with April 2012. The resulting adjustment varied by area of the world, ranging from approximately -1.5% to -0.3%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications

McDonald's Annual Shareholders' Meeting will be webcast live on May 23, 2013 at 9:00 a.m. (Central Time) on www.investor.mcdonalds.com. An archived replay and podcast of the meeting will be available for a limited time.

Don Thompson, President and Chief Executive Officer, will participate in the Sanford Bernstein Strategic Decisions conference at 9:00 a.m. (Eastern Time) in New York on May 29, 2013. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

The Company plans to release May 2013 sales on June 10, 2013.

McDonald's is the world's leading global foodservice retailer with more than 34,000 locations serving more than 69 million customers in 119 countries each day. More than 80% of McDonald's restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.